Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Lakewood-Amedex Biotherapeutics Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	(1)	Other	9,647,726	$3.05	$29,425,564.30	0.0001381	$4,063.67

Total Offering Amounts:							$29,425,564.30		4,063.67
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$4,063.67

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Offering Note(s)

(1)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per security and the maximum aggregate offering price are based on the average of the high ($3.51) and low ($2.59) sale price of a common share as reported on The Nasdaq Stock Market LLC on April 30, 2026, which date is within five business days prior to filing this registration statement.